Exhibit 99.01

Golfsmith Announces First Quarter 2009 Earnings Results

AUSTIN, May 6, 2009 — Golfsmith International Holdings, Inc., (NASDAQ: GOLF) today announced financial results for the first quarter fiscal 2009 ended April 4, 2009.

First Quarter Highlights:

•                  Net revenues were $68.8 million for the first quarter of fiscal 2009 as compared to net revenues of $79.2 million for the first quarter of fiscal 2008. Net revenues reflect an 11.7 percent decrease in comparable store sales and a 24.8 percent decrease in net revenues from its direct channel.

•                  Operating loss totaled $5.4 million for the first quarter of fiscal 2009 compared to a loss of $5.2 million for the first quarter of fiscal 2008. The Company recorded a $0.5 million non-recurring charge, or $0.03 per diluted share, related to severance associated with organizational changes recorded in this year’s first quarter. Operating results for the first quarter of fiscal 2008 included a $1.8 million non-recurring charge, or $0.11 cents per diluted share, related to the same.

•                  Net loss for the first quarter of fiscal 2009 totaled $5.1 million, or a net loss per diluted share of $0.32. This compares to a net loss of $5.4 million or a net loss per diluted share of $0.34 for the first quarter of fiscal 2008.

•                  As of April 4, 2009, the Company had $45.2 million of outstanding borrowings under its credit facility, borrowing availability of $16.4 million, and total inventory of $94.1 million.  This compares to $65.4 million of outstanding borrowings under its credit facility, $2.2 million of borrowing availability, and $100.5 million of inventory at March 29, 2008.   Average store inventory declined 7.8% at April 4, 2009 as compared to March 29, 2008.

Martin Hanaka, Chairman and Chief Executive Officer commented, “While the recession continues to pressure spending in our industry, it is also making us a better organization as we focus on initiatives to increase efficiencies, reduce operating expenses and lower inventory levels, in which all areas we have made very good progress. As a result of these efforts, along with same stores sales that outperformed our plan for the quarter, we were able to generate free cash flow in the quarter and finish the period in an even stronger financial position. We will carry this improved operating platform, our differentiated merchandise assortment, and our Guest-First in-store experience into the future, and remain confident that we will gain market share.

Conference Call Information:

The company will host a conference call today at 9:00 a.m. (eastern time) to discuss the first quarter fiscal 2009 financial results. The call will be simulcast over the Internet at https://investors.golfsmith.com. A replay will be available for 30 days after the call at the aforementioned website. Telephone replays can be accessed for one month following the call by dialing 888-203-1112 (U.S.) or 719-457-0820 (international) and entering passcode 2851489.

About Golfsmith

Golfsmith International Holdings, Inc., (NASDAQ: GOLF) is a 40-year-old specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its guests the convenience of shopping in its 73 stores across the United States, through its Internet site at www.golfsmith.com and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Language

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the company’s beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. Forward-looking statements are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based in part on currently available information and in part on management’s estimates and projections of future events and conditions. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for the products, the introduction of new product offerings, store opening costs, the ability to lease new sites on a timely basis, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to the risk factors set forth in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2009.

The company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update publicly any of them in light of new information or future events.

Investor Relations inquiries:

ICR, Inc.

Joseph Teklits/Jean Fontana

203-682-8200

www.icrinc.com

Golfsmith International Holdings, Inc.

Consolidated Statements of Operations

	Three Months Ended
	April 4,	March 29,
	2009	2008
	(unaudited)

Net revenues	$68,792,904	$79,235,496
Cost of products sold	46,022,438	52,075,606
Gross profit	22,770,466	27,159,890

Selling, general and administrative	27,817,929	32,335,834
Store pre-opening/closing expenses	348,226	28,144
Total operating expenses	28,166,155	32,363,978

Operating loss	(5,395,689)	(5,204,088)

Interest income (expense), net	(477,140)	(987,699)
Other income (expense), net	56,750	6,561

Loss before income taxes	(5,816,079)	(6,185,226)

Income tax benefit	689,766	742,227

Net loss	$(5,126,313)	$(5,442,999)

Net loss per common share:
Basic	$(0.32)	$(0.34)
Diluted	$(0.32)	$(0.34)

Weighted average number of common shares outstanding:
Basic	16,032,183	15,839,215
Diluted	16,032,183	15,839,215

Golfsmith International Holdings, Inc.

Consolidated Balance Sheets

	April 4,	March 29,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,663,863	$2,160,736
Receivables, net	1,902,894	2,221,113
Inventories	94,147,150	100,522,490
Prepaid expenses and other current assets	8,583,485	11,105,191
Total current assets	108,297,392	116,009,530

Property and equipment:
Land and buildings	22,309,049	21,752,029
Equipment, furniture and fixtures	37,026,492	35,630,217
Leasehold improvements and construction in progress	40,529,325	36,722,666
	99,864,866	94,104,912
Less: accumulated depreciation and amortization	(42,616,449)	(35,123,584)
Net property and equipment	57,248,417	58,981,328

Tradename	11,158,000	11,158,000
Trademarks	13,972,251	13,972,251
Customer database, net	944,224	1,321,913
Debt issuance costs, net	369,356	533,516
Deferred tax assets, net	411,241	411,241
Other long-term assets	318,953	379,951
Total assets	$192,719,834	$202,767,730

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$55,104,933	$40,872,849
Accrued expenses and other current liabilities	14,251,332	18,916,869
Deferred tax liabilities, net	383,538	383,538
Total current liabilities	69,739,803	60,173,256

Deferred rent	12,688,171	11,934,307
Line of credit	45,189,000	65,413,000
Total liabilities	127,616,974	137,520,563

Total stockholders’ equity	65,102,860	65,247,167

Total liabilities and stockholders’ equity	$192,719,834	$202,767,730